EXHIBIT 10.1


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               CONSULTING AND PROFESSIONAL SERVICES AGREEMENT

THIS AGREEMENT is effective as of the 1st day of June,  2010,  between Level 4

Capital  Corp.  (the  "L4Cap") and Security  Devices  International  Inc. (the
"SDI").

FOR GOOD AND VALUABLE CONSIDERATION (the receipt and sufficiency of which is acknowledged by each of the parties hereto), the parties agree each with the other as follows:

1.    SERVICES PROVIDED

1.1 Description of Services. SDI retains L4Cap to provide the services (the "Services") described under the heading "Consultant Responsibilities" in Schedule "A", as the Services relate to the deliverables (the "Deliverables") described under the heading "Deliveries and Delivery Dates" in Schedule "A". L4Cap agrees to provide the Services on the terms and conditions of this agreement. L4Cap shall perform the Services on a best effort basis.

1.2 Modifications. SDI may at any time modify the Deliverables upon five (5) days written notice to L4Cap setting out the desired modifications to the same degree of specificity as in the original description of the Deliverables. L4Cap agrees that modifications which are not considered by L4Cap to be substantial will be performed by L4Cap at no additional cost. L4Cap may, in L4Cap's discretion, agree to substantial modifications to the Deliverables and will notify SDI of its decision within five (5) days following receipt of SDI's notice setting out the modifications. If L4Cap agrees to substantial modifications to the Deliverables, then L4Cap will submit to SDI, along with the notice of its decision, an estimate of the time and cost to effect the modifications. Within five (5) days after receipt of L4Cap's acceptance of substantial modifications, SDI shall confirm whether or not SDI wishes to proceed with the modifications. The terms and conditions of this agreement shall govern any modifications.

1.3 Delivery. L4Cap shall use its reasonable best efforts to perform the Services so that the Deliverables are delivered on or before the dates described under the heading "Deliveries and Delivery Dates" in Schedule "A". Delivery dates are shown by month for ease of implementation purposes. The delivery of a Deliverable shall occur when L4Cap notifies SDI that delivery has occurred.

1.4 Acceptance. SDI shall have a period of 5 days (the "Acceptance Period") after SDI has been notified that a Deliverable has been delivered during which to evaluate the Deliverable, determine its compliance with the terms of this agreement and accept or reject the Deliverable. SDI shall promptly disclose any deficiencies in the Deliverable to L4Cap. If the Deliverable does not comply with the terms of this agreement as a result of any defect in the Services, L4Cap shall correct the deficiencies in the Deliverable.

SDI shall be deemed to have accepted a Deliverable at the end of the Acceptance Period, unless SDI has given L4Cap written notification of deficiencies in the Deliverable. If notice of any such deficiencies is given, the Deliverable shall be deemed to have been accepted when those deficiencies are corrected.


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1.5 SDI's Responsibilities. SDI shall be responsible for providing the facilities, services, equipment and support described under the heading "SDI's Responsibilities" in Schedule "A" ("SDI Support"), as SDI Support relates to the Deliverables. The dates for the delivery of Deliverables shall be delayed to the extent that L4Cap is delayed in its work by any delay or failure in the provision of SDI Support. SDI shall also be responsible for any increased costs incurred, or extra time require, by L4Cap in providing the Services as a result of any delay or failure in the provision of SDI Support.

2.    TERM OF AGREEMENT

2.1 Term. The term of the agreement of L4Cap shall be for a period commencing on June 1, 2010 (from which date this letter agreement shall be deemed to be effective) and, unless extended by mutual agreement by SDI and L4Cap, ending October 31, 2010.

The Engagement of L4Cap pertains only to purposes set forth herein and does not extend to any other transaction or matter.

3.    TERMINATION OF THE AGREEMENT

3.1 Completion of Services. This agreement shall be terminated, and L4Cap discharged from any further obligation to perform services, when the Deliverables have been received and accepted by SDI. Additional services may be added with the written consent of both parties.

3.2 Termination on Notice. Either party may terminate this agreement at any time, without cause, upon 30 days' prior written notice to the other party, without penalty or damages.

3.3 Obligation on Termination. If this agreement is terminated, all Services performed up to the termination date (including any applicable notice period) shall be invoiced by L4Cap to SDI at the current project rates.

4.    FEES AND EXPENSES

4.1   Fees.  SDI agrees to pay L4Cap for the  Services  rendered as  described in Schedule "A".

4.2 Expenses. L4Cap will be reimbursed for all expenses and costs incurred by L4Cap in the performance of the Services if those expenses and costs are preauthorized by SDI, invoiced at cost and supported by documentation.

4.3 Payment. L4Cap will invoice SDI for fees and expenses on a monthly basis, or an agreed upon schedule by both parties, and SDI agrees to pay those invoices upon receipt.

5.    PERSONNEL

5.1 Personnel. L4Cap shall provide the services of qualified personnel of its choice. L4Cap retains the right to appoint and to replace such personnel at L4Cap's discretion.


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5.2 Replacement. SDI may require L4Cap to replace immediately a person provided by L4Cap who, in the SDI's opinion, does not perform in a satisfactory manner.

5.3 Security. L4Cap agrees that its personnel, when using SDI's premises, will comply with all security regulations in force at those premises.

5.4 Non-Solicitation. L4Cap and SDI agree that, during the term of this agreement and for six months following its termination, they will not in any way solicit the services of any employee or contractor of the other party.

6.    INTELLECTUAL AND INDUSTRIAL PROPERTY

6.1 Work Products. All work products (including documentation, reports and programs) developed for SDI under this agreement (the "Work Products") shall, as a whole, belong to SDI, but any publication of these Work Products shall acknowledge L4Cap's contribution. Notwithstanding the foregoing, SDI understands and agrees that parts of the Work Products may be derived by L4Cap from work products prepared for others and that L4Cap shall be entitled to use parts of the Work Products in work products prepared by L4Cap for others in the future.

6.2 Moral Rights: L4Cap hereby waives, as against SDI, its successors and assigns and licensees, all moral rights which L4Cap may have, or will acquire, in respect of the copyright in the Deliverables. Those moral rights include, without limitation, the right to the integrity of the Deliverables and the right to be associated with the Deliverables as an author.

7.    INDEMNIFICATION

7.1   Indemnity.

     (a) SDI shall and does hereby indemnify and save L4Cap harmless from and against all losses, liabilities, claims, demands, damages, expenses, suits, injury or death in any way referable to the Services or Deliverables conducted by or on behalf of L4Cap after the date hereof.

     (b) Notwithstanding any other provision of this Agreement and any termination of this Agreement, the indemnities provided herein shall remain in full force and effect until all possible liabilities of the persons indemnified thereby are extinguished by the operation of law and will not be limited to or affected by any other indemnity obtained by such indemnified persons from any other person.

     (c) No investigation made by or on behalf of either of the parties hereto at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by the other party herein or pursuant hereto. No waiver by either of the parties hereto of any condition herein, in whole or in part, shall operate as a waiver of any other condition herein.


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8.    NOTICE

8.1 Giving of Notice. Any notice or other communication, which either party desires or is required to give to the other party, shall be delivered (including courier delivery), or mailed by prepaid mail, or sent by fax, or sent by e-mail, addressed to the party at its address indicated below.

8.2 Receipt of Notice. Any notice or other communication shall be given on the date actually received at the address of the party receiving that notice or communication, provided that any fax or e-mail delivery received after 5:00 PM (local time) on a business day shall be deemed to have been received on the next business day. For this purpose, the term "business day" means any day other than Saturday, Sunday or a statutory holiday in jurisdiction to which the delivery is made.

9.    GENERAL

9.1 Governing Law. This agreement shall be governed by and interpreted according to the laws of the Province of Ontario, Canada.

9.2 Independent Contractor: The relationship between SDI and L4Cap shall be that of a client and an independent contractor. L4Cap shall under no circumstances be deemed to be an employee of SDI. Except as the President of SDI may specifically authorize in writing, L4Cap shall have no right to enter into any contracts or commitments in the name of or on behalf of SDI or to bind SDI in any respect whatsoever.

9.3 Complete Agreement. This agreement constitutes the complete and final agreement between the parties and supersedes all previous discussions, representations or undertakings, whether oral or written. This agreement may only be amended in writing, signed by the parties to this agreement.

9.4 Enurement. This agreement shall enure to the benefit of and be binding upon the parties to this agreement and their legal personal representatives, successors and assigns.

IN WITNESS OF WHICH the parties have executed this agreement.


SECURITY DEVICES                                 LEVEL 4 CAPITAL CORP.
  INTERNATIONAL INC.

By: /s/ Gregory Sullivan                         By: /s/ Dean Thrasher
    --------------------------                       ------------------------
Title: President and Chief Executive Officer     Title: Principal
       ------------------------------------             -------------------

Address for Notice:                              Address for Notice:
338 Church Street                                8-2401 Fifth Line West
Oakville, Ontario                                Mississauga, ON L5K 1V9
Canada L6J 1P1                                   Canada  L5K 1V9


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                                  Schedule "A"

1.    Scope of Work

     a.   Assist in implementing new Chief Executive Officer - May & June 2010

     b.   Reconstituting the Board of Directors - June 2010

     c. Restructure Corporation in line with new management - August & September 2010

          i.   Capital structure for new management
          ii. Option Plan cancellation to below 10% dilution for Canadian Listing Regulations
          iii. Old management capital position decreased
          iv.  Supplier Option position decrease

     d. Rebuild marketing materials with management for capital raise - Sept & Oct 2010

     e. Assist in the Go to Market Strategy for the Corporation - August to October 2010

     f. Perform intensive due diligence session going back 5 years - July to Oct 2010

     g. Trip to Israel to ELAD Engineering (ELAD) to perform technical due diligence, costing models and budgetary items in manufacturing - Sept 2010

     h. Re-negotiate supplier/ELAD agreement to be more in line with current position of Corporation - Sept & Oct 2010

     i. Manage all legal work for company to List on the CNSX stock exchange along with Restructuring Corporation - June to October 2010

     j. Manage Draft Prospectus with management, Corporate Counsel, the CNSX, and the Ontario Securities Commission - June to October 2010

     k.   Redo budget for coming year and forecasting  with management - October
          2010

     l. Assist management in revamping corporate website and email addresses - Oct 2010

     m. Re-branding exercise with management of current products - Sept & October 2010

     n. Assist in the modelling of products for wholesale or retail sales - October 2010

     o. Assist in building an Advisory Board for the Corporation - September & October 2010

2. Deliveries and Delivery Dates - reference "Scope of Work" section for dates of delivery of all services for the Corporation by L4Cap.

3.    Consultant's Responsibilities - See 1. - "Scope of Work"


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4.        SDI's Responsibilities

     a. Provide Consultant with all aspects of documentation to perform duties (Scope of Work) detailed above

     b.   Assist Consulting in all facets of due diligence

     c.   Assist Consultant in working with suppliers for contract negotiation

     d. Assist Consultant in budgeting items for forecasting operational costs and revenue

     e.   New marketing material collateral for capital raises

     f. Assist Consultant in all legal aspects of corporate development including Listing requirements on the CNSX

     g.   Re-branding the Corporation's products

     h.   Re-branding the Corporation's website

5.   Project Cost Estimate

      The project cost estimate for the Scope of Work L4Cap is to provide totals US$360,000. If L4Cap is requested to perform services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate agreement and the fees for such will be negotiated separately and in good faith.

6.    Review and Approval

      The review and approval process is to be carried out between SDI's management and L4Cap. The below chart details the sign-off of management, that work has been completed by L4Cap to the satisfaction of SDI.


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                                  Schedule "B"

                                      Fees

The total project quote as stated above in Section 5 of this Agreement, consists of a multitude of services to restructure and position the Corporation to deploy its' products into the defense technology sector. These services include management changes as well as dealing with its' supplier base, technological expertise and patents.

L4Cap is aware and understands the Corporation's poor financial position. L4Cap is willing to take remuneration in the form of common shares in the Corporation. Common shares in the Corporation have been sold in the calendar year of 2010 at a rate of $0.20 per share. L4Cap agrees to receive their fees in the form of common share at the stated rate above ($0.20 per common share), and common shares will be in lieu of the payment, as billed at US$360,000.
The fees paid to L4Cap will consist of 1,800,000 common shares in the capital of the Corporation for services rendered. A common share certificate will be issued into the name of Level 4 Capital Corp for services rendered.